Exhibit 99.1

Tri-S Security Corporation

Adopts Shareholder Rights Plan

Designed to Preserve Use of NOLs

ATLANTA – August 7, 2009 – Tri-S Security Corp. (OTCBB: TRIS.OB), a provider of security services for government entities, today announced that it has adopted a shareholder rights plan designed to preserve the value of its federal net operating loss carryforwards (“NOLs”) from unintended limitation under Section 382 of the Internal Revenue Code (“Section 382”).

NOLs can generally be used to offset future taxable income and, therefore, reduce federal income tax obligations. However, Tri-S’s ability to use its NOLs will be limited by Section 382 if an “ownership change” occurs. Generally, an “ownership change” under Section 382 occurs if, at any time, one or more shareholders owning 5% or more of a company’s common stock increase their ownership by more than 50% over the prior three-year period. The shareholder rights plan was adopted to reduce the likelihood of an ownership change occurring that would result in an unintended triggering of Section 382 and the resulting restrictions on Tri-S’s use of its NOLs. Tri-S had federal NOLs of approximately $19.0 million as of June 30, 2009.

“The NOLs are important tax assets of Tri-S. The shareholder rights plan protects the interests of all shareholders by preserving our ability to use these assets,” said Ronald G. Farrell, Chief Executive Officer of Tri-S. “The shareholder rights plan is intended to maintain shareholder value; it was not implemented in response to any known accumulation of shares of Tri-S’s common stock,” Mr. Farrell said.

Under the shareholder rights plan, one right will be distributed for each share of Tri-S’s common stock outstanding as of the close of business on August 17, 2009. Effective

August 17, 2009, if any person or group has obtained beneficial ownership of 4.9% or more of Tri-S’s outstanding common stock without the approval of the Board of Directors, then there would be a triggering event causing significant dilution in the economic interest and voting power of such person or group. However, existing shareholders who currently beneficially own 4.9% or more of Tri-S’s outstanding common stock will trigger a dilutive event only if they acquire additional shares. The shareholder rights plan may be terminated by the Board of Directors at any time prior to the rights being triggered.

The rights will expire upon the earliest of: (1) August 7, 2012, (2) the Board of Directors’ determination that the shareholder rights plan is no longer needed for the preservation of NOLs due to the implementation of legislative changes, (3) the beginning of a taxable year to which the Board of Directors determines that no NOLs may be carried forward or (4) the occurrence of certain other events described in the shareholder rights plan.

Tri-S will file the shareholder rights plan with the Securities and Exchange Commission on or about August 11, 2009; this filing will contain additional information regarding the terms and conditions of the shareholder rights plan. In addition, shareholders of record of Tri-S’s common stock as of August 17, 2009 will be mailed a summary of the shareholder rights plan.

About Tri-S Security Corp.

Based in Atlanta, GA, Tri-S Security Corp. (OTCBB: TRIS.OB) is a provider of security services for government entities. Security services include uniformed guards, personnel protection, access control, crowd control and the prevention of sabotage, terrorist and criminal activities. Tri-S assumes responsibility for the marketing, infrastructure and overall operational performance for its subsidiaries.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”,

“projects” and other terms with similar meaning indicating potential impact on our business. Although we believe that the assumptions upon which such forward looking statements are based are reasonable, we can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from our projections and expectations are disclosed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section set forth in our Annual Report on Form 10-K for the year ended December 31, 2008, and the Quarterly Reports on Form 10-Q filed subsequent thereto. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to their underlying assumptions. We do not undertake to publicly update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise. You may obtain and review our filings with the Securities and Exchange Commissions by visiting http://www.sec.gov.

Contact:

Tri-S Security Corporation

Ronald Farrell, President and Chief Executive Officer

ronfarrell@trissecurity.com

1-678-808-1540